Exhibit 99(J)(1)
Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 63 to File No. 333-59762, Amendment No. 65 to File No. 811-03493) of our report dated February 21, 2014 with respect to the financial statements and financial highlights of AFL–CIO Housing Investment Trust, included in its 2013 Annual Report to participants, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 28, 2014